CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into effective as of September 14, 2021 (the “Effective Date”), by and between Healthmed Services Ltd., a Nevada corporation (“Healthmed Services”) and Fastbase, Inc., a Nevada corporation (“Contributor”).

R E C I T A L S:

A.       Contributor desires to contribute and assign all of its assets associated with its review platform giving access to value information about products, which includes proprietary software to crawl, organize, verify, with A.I. rendering, algorithms to do data mining, and an A.I. rendering database of companies, websites, contacts and approximately 500,000 products descriptions (the “Business”) to Healthmed Services in return for preferred stock, par value $0.001 per share, of Healthmed Services.

C.                    Healthmed Services agrees to accept such asset contribution of Contributor pursuant to the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows:

1.	Contribution and Issuance of Series A Preferred Stock.

(a)                        As of the Effective Date, Contributor does hereby assign, transfer and deliver to Healthmed Services all of Contributor’s right, title and interest in and to all assets, both tangible and intangible, owned by Contributor prior the date hereof, and all rights, privileges, duties and obligations of Contributor associated with the Business (the “Assigned Assets”).

(b)                        Healthmed Services hereby accepts the assignment of the Assigned Assets and agrees to assume and perform all agreements, covenants and obligations required of Contributor thereunder.

(d)       In consideration of the Assigned Assets, Healthmed Services shall issue to Contributor forty five million (45,000,000) shares of fully paid and non-assessable Series A Preferred Stock.

2.                        Further Assurances. Each party hereto agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents and do all such further action things as may be required by law, or as may be required to carry out the intent and purpose of this Agreement.

3.                          Third Party Consents. If and to the extent the assignment of any contract of Contributor requires third party consent, Contributor agrees to use its best efforts to pursue and obtain such consent as soon as practicable following the Effective Date.

4.                        Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, successors and assigns.

5.                        Venue; Governing Law. Each of the parties hereto consents to the jurisdiction of any court in Clark County, Nevada for any action arising out of matters relating to this Agreement. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of Nevada without regard to the conflicts of law principles thereof.

6.                        Notices. All notices required or permitted hereunder shall be sent in accordance with the provisions and to the addresses maintained in the records of each party.

7.                         Waiver. No failure or delay by either party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.                         Entire Agreement. This Agreement (including any schedules and exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto with respect to the subject matter hereof.

9.                         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance is determined by a court of competent jurisdiction to be invalid, illegal, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable law.

10.                        Amendment. This Agreement may be changed only by an agreement in writing signed by the parties hereto.

11.                        Counterparts. This Agreement may be executed in one or more counterparts and as so executed shall constitute a single instrument.

[Signatures To Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth in the introductory paragraph hereof.

HEALTHMED SERVICES CORP.

By: /s/ Rasmus Refer

Name: Rasmus Refer

Title: Chief Executive Officer

FASTBASE, INC.

By: /s/ Rasmus Refer

Name:Rasmus Refer

Title: Chief Executive Officer

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